Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Local Corporation

Irvine, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-176542, 333-172212, 333-171725, 333-148617, 333-147494, 333-145580, 333-141890 and 333-129539) and Form S-8 (No. 333-120638, 333-145633, 333-151414, 333-162396, 333-175935 and 333-185287) of Local Corporation of our reports dated April 2, 2013, relating to the consolidated financial statements and financial statement schedule and the effectiveness of Local Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Costa Mesa, California

April 2, 2013